EXHIBIT 10 (z)(2)

Cleco Corporation
Supplemental Executive Retirement Plan

Participation Agreement

          The Compensation Committee of the Board of Directors of Cleco Corporation (the "Committee") having the responsibility to administer the Cleco Corporation Supplemental Executive Retirement Plan (the "Plan"), and the responsibility thereunder to designate the participants in the Plan, does hereby certify that it has designated Samuel H. Charlton, III to be a participant in the Plan, a copy of which is attached hereto and made a part hereof for all purposes.

          This designation of participation is contingent upon the Participant's agreement to be bound by and subject to the terms and conditions of participation stated below.

1.           The Participant agrees to be bound by and to be subject to all the conditions and terms of the Plan and any rules or interpretations of the Plan adopted or promulgated thereunder by the Committee, and the Participant expressly acknowledges, agrees and consents to any interpretation and construction by the Committee of any provision of the Plan and the resolution by the Committee of any question or inquiry arising thereunder.

2.           Pursuant to Section 3.8 of the Plan, the Participant shall become entitled to receive a benefit upon termination of employment prior to Early Retirement Age, notwithstanding the provisions set forth in Sections 3.1, 3.2, or 3.3 of the Plan, in accordance with the following schedule:

Termination of Employment After:	Percentage of Vested Benefit
November 1, 1998	20%
November 1, 1999	40%
November 1, 2000	60%
November 1, 2001	80%
November 1, 2002	100%

3.           The Participant acknowledges that, as a condition to eligibility for a benefit under the Plan, he will be required to meet the requirements of Section 3.7 of the plan regarding the selection of a joint and 100% survivor annuity, if applicable.

4. The Participant acknowledges that, for purposes of determining his eligibility for a benefit under the Plan, his initial date of service with the company is November 1, 1997.

5.           The Participant acknowledges that his right to a benefit under the Plan is contingent upon full disclosure of benefits arising with respect to employment by any prior employers as described in Section 2.12 of the Plan. The Participant represents that the following is a complete list of all benefits that are defined as "Other Pension Benefits" in the Plan:

6.           The participant acknowledges that his eligibility for a benefit under the Plan is contingent upon the provision to the Committee by the Participant, or any person claiming benefits through the Participant, of all information and data that is required by the Committee to determine the amount of the benefit properly payable under the Plan including, without limitation, such information as the Committee may require with respect to any "Other Pension Benefits".

I hereby agree to the foregoing terms of participation in the Plan:

Samuel H. Charlton, III

Signature of Participant

Date

CLECO CORPORATION

By:

Catherine C. Powell
Sr. Vice President,
Employee & Corporate Services